Exhibit 99.(p)(1)

PACIFIC GLOBAL ETF TRUST

Code of Ethics

This Code of Ethics (the “Code”) has been adopted by Pacific Global ETF Trust  (the “Trust” or the “Funds”) in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) (unless specifically identified, Rule 17j-1 is referred to as the “Rule”).  This Code of Ethics is intended to ensure that all acts, practices and courses of business engaged in by Access Persons (as defined) of the Trust reflect high standards and comply with the requirements of Section 17(j) of the Act and Rule 17j-1 thereunder.  Any such Access Person shall not be subject to this Code if such person is subject to another organization’s code of ethics that has been approved by the Board of Trustees of the Trust.

This Code acknowledges the general principles that Access Persons and Advisory Persons (as defined below):  (i) owe a fiduciary obligation to the Trust; (ii) have the duty at all times to place the interests of the Trust and their respective shareholders, if any, first; (iii) must conduct all personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of an individual’s position of trust and responsibility; (iv) should not take inappropriate advantage of their positions in relation to the Trust; (v) must comply with the federal securities laws; and (vi) must safeguard nonpublic information about the Trust and their accounts, securities, instructions and interests.

Independent Trustees — A Trustee who is not an “interested person” of the Trust shall not be subject to certain code provisions:

Section II. — Pre-Clearance Requirements and Prohibitions

Section III. — Procedures (Reporting Requirements)

Section IV. C. — Certificate of Compliance

Section V. — Code Provisions Only Applicable to Service Providers

Section VI. — Records

I.                                        Definitions

A.            “Access Person” means any director, trustee, officer, general partner, managing member, or advisory person (as defined) of the Trust and any employee who has access to nonpublic information regarding any client’s purchase or sale of securities or nonpublic information regarding the portfolio holdings of any reportable fund (as defined in Rule 204A-1 of the Advisers Act), including the Trust or any affiliated mutual fund, or who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic.  For the purposes of this code, an Access Person does not include persons employed by Pacific Global Advisors, LLC or Foreside Fund Services, LLC who are subject to securities transaction reporting requirements of their employer’s Code of Ethics if that Code of Ethics complies with Rule 17j-1 under the Act and has been approved by the Board of Trustees of the Trust.

B.            “Advisory Person” means (1) any employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined) by the Trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (2) any natural person in a control relationship to the Trust who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of a security by the Trust.

C.            “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

D.            “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act.  Section 2(a)(9) provides that “control” generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

E.             A “security held or to be acquired” means:  (1) any security which, within the most recent 15 days:  (a) is or has been held by the Trust; or (b) is being or has been considered by the Trust for purchase by the Trust; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a security described in clause (1) above.

F.              An “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

G.            “Investment Personnel” means:  (1) any employee of the Trust (or of any company in a control relationship to the Trust) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Trust; and (2) any natural person who controls the Trust and who obtains information concerning recommendations made to the Trust regarding the purchase or sale of securities by the Trust.

H.           A “limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

I.                “Purchase or sale” for purposes of this Code and each Exhibit or other appendix hereto includes, among other things, the writing of an option to purchase or sell a security.

J.                “Reportable Fund” means any registered fund to which the Adviser, or any person controlling, controlled by, or under common control with the Adviser, serves as investment adviser.

K.            “Reportable Security” means a Security as defined in Section 2(a)(36) of the Act, except that it shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares issued by registered open-end investment companies (including money market funds) except shares of the Trust or any other affiliated mutual fund, or such other securities as may be excepted under the provisions of the Rules.

II.                                   Pre-Clearance Requirements and Prohibitions

A.            Generally.  Rule 17j-1 under the Act makes it unlawful for any affiliated person of the Trust, or any affiliated person of Pacific Global Advisors, LLC, directly or indirectly, in connection with the purchase or sale of a security held or to be acquired by the Trust:

•                  To employ any device, scheme or artifice to defraud the Trust;

•                  To make to the Trust any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made to the Trust, in light of the circumstances under which they are made, not misleading;

•                  To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust; or

•                  To engage in any manipulative practice with respect to the Trust.

It is the policy of the Adviser/Sub-adviser and the Trust that no access person shall engage in any act, practice or course of conduct that would violate the provisions of the Rules set forth above.

B.            Initial Public Offerings and Limited Offerings.  No Access Person or Investment Personnel may acquire any direct or indirect beneficial ownership in any securities in an initial public offering or in a limited offering unless the Chief Compliance Officer of the Trust has authorized the transaction in advance. The Chief Compliance Officer of the Adviser is responsible for pre-clearing any trades in such securities by the Trust’s Chief Compliance Officer.

C.            Prohibitions on Personal Trading

1.              Blackout Period Surrounding Rebalancing of Underlying Indexes. Access Persons are prohibited from trading in personal accounts three days before and three days after a Fund’s Underlying Index rebalances.

2.              Prohibition on Short-Term Profits. Access Persons may not purchase and sell, or sell and purchase, within any period of 30 calendar days a security, other than an exempt security, if such transaction will result in a profit. If any such transactions occur, the Trust will require any profits from the transactions to be disgorged for donation by the Trust to charity. In applying the 30 calendar day holding period, the Trust will apply the “last-in, first-out” methodology.

3.              Prohibition on Short Sales and Similar Transactions. Access Persons may not purchase a put option or sell a call option, sell short or otherwise take a short position, either directly or through any beneficial ownership, in any security held by the Funds.

III.                              Procedures

A.            Acknowledgment of Receipt.  Each Access Person receiving a copy of this Code and any subsequent amendment thereto, must acknowledge receipt in writing on the form supplied by the Chief Compliance Officer (or his or her delegate) attached as Appendix I and must promptly return the signed form to the Chief Compliance Officer.

B.            Reporting.  In order to provide the Trust with information to enable each of them to determine with reasonable assurance whether the provisions of the Rule, as applicable, are being observed by its Access Persons, each Access Person of the Trust, other than a Trustee of the Trust who is not an “interested person” (as defined in the Act) of the Trust, shall submit the following reports in the forms attached hereto as Exhibits A-C to the Chief Compliance Officer (or his or her delegate) showing all transactions in Reportable Securities and Reportable Funds in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership:

1.              Initial Holding Report.  Exhibit A shall initially be filed no later than 10 days after a person becomes an Access Person and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.  Each holdings report must contain with respect to each Reportable Security and Reportable Fund, at a minimum:  (i) the title and type of security, and, as applicable, the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (iii) the date the Access Person submits the report.

2.              Quarterly Transaction Reports.  Exhibits B shall be filed no later than 30 days after the end of each calendar quarter, but transactions over which an Access Person had no direct or indirect influence or control need not be reported.  No such periodic report needs to be made if the report would duplicate information contained in broker trade confirmations or account statements received by the Trust no later than 30 days after the end of each calendar quarter and/or information contained in the Trust’s records.  In addition, transactions effected pursuant to automatic reinvestment plans need not be reported.  Quarterly transaction reports must be dated and contain the following information with respect to each transaction in a Reportable Security and Reportable Fund in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership and/or brokerage account established by the Access Person in which he or she held any securities during the quarter:  (i) date of the transaction, the title and as applicable the exchange ticker symbol or CUSIP number, interest date and maturity date, number of shares, and principal amount of each Reportable Security involved; (ii) nature of the transaction (i.e., purchase, sale or another type of acquisition or disposition); (iii) the price at which the transaction was effected; (iv) name of broker, dealer or bank with or through whom the transaction was effected; and (v) the date the Access Person submits the report.

3.              Annual Holdings Report.  Exhibit C must be submitted by each Access Person within 45 days after the end of each calendar year with respect to each security held and the information must be current as of a date no more than 45 days prior to the date the report was submitted.  The annual holdings report shall contain the same information as the initial holdings report.

4.              Duplicate Brokerage Statements and Trade Confirmations. Each Access Person shall direct his/her broker to supply to the CCO, on a timely basis, duplicate copies of confirmations of all securities transactions, other than for exempt securities, in which the Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and copies of periodic statements for all securities accounts in which Reportable Securities and Reportable Funds are held.

C.            Chief Compliance Officer of the Trust. The Chief Compliance Officer of the Trust will submit all required reports to the Chief Compliance Officer of the Adviser.

D.            Notification.  The Chief Compliance Officer (or his or her delegate) shall notify each Access Person of the Trust who may be required to make reports pursuant to this Code that such person is subject to reporting requirements and shall deliver a copy of this Code to each such person.

IV.                               Review and Enforcement

A.            Review.

The Chief Compliance Officer of the Trust (or his or her delegate) shall from time to time review the reported personal securities transactions of Access Persons for compliance with the requirements of this Code. The Chief Compliance Officer of the Adviser will be responsible for reviewing the personal securities transactions of the Trust’s Chief Compliance Officer.

If the Chief Compliance Officer of the Trust (or his or her delegate) determines that a violation of this Code may have occurred, before making a final determination that a material violation has been committed by an individual, the Chief Compliance Officer of the Trust (or his or her delegate) may give such person an opportunity to supply additional information regarding the transaction in question.

B.            Enforcement.

If the Chief Compliance Officer of the Trust (or his or her delegate) determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Trustees of the Trust.  The Trustees, with the exception of any person whose transaction is under consideration, shall take such actions as they consider appropriate, including imposition of any sanctions that they consider appropriate.

No person shall participate in a determination of whether he or she has committed a violation of this Code or in the imposition of any sanction against himself or herself.  If, for example, a securities transaction of the Chief Compliance Officer of the Trust is under consideration, the Chief Compliance Officer of the Adviser, designated for this purpose by the Trustees of the Trust, shall act in all respects in the manner prescribed herein for the Chief Compliance Officer.

C.            Certificate of Compliance.  Each Access Person must certify in writing within 45 days of each year-end in the form attached as Appendix II that he or she has:  (a) read this Code, including any amendments thereto, and understood it; (b) complied with this Code’s requirement during the past year; (c) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code and (d) reported all violations of this Code and the federal securities laws to the Chief Compliance Officer.

D.            Reporting to Board.  No less frequently than annually, the Chief Compliance Officer of the Trust shall furnish to the Trust’s Board of Trustees, and the Board must consider, a written report that:

•                  Describes any issues arising under the Code or procedures since the last report to the Board of Trustees, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

•                  Certifies that the Trust has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

V.                                    Code Provisions Applicable Only to Service Providers.

A.                                    Code of Ethics.  The provisions of Pacific Global Advisors, LLC and Foreside Fund Services, LLC (collectively, the “Service Providers”) Codes of Ethics are hereby adopted as the Code of Ethics of the Fund applicable to the respective employees of those Service Providers that also serve as officers of the Trust (a “Service Provider Employee”).  A violation of a Service Provider’s Code of Ethics by such an employee of a Service Provider shall also constitute a violation of this Code of Ethics.  Any amendment or revision of a Service Provider’s Code of Ethics shall be deemed to be an amendment or revision of this Code of Ethics, and any such amendment or revision shall be promptly (within six months) be furnished to the Board of Trustees of the Trust for approval.

B.                                    Reports.  Service Provider Employees shall file the reports required by their respective employer’s Code of Ethics.  Such filings shall be deemed to be filings with the Trust under this Code of Ethics, and shall at all times be available to the Trust.

C.                                    Annual Issues and Certification Report.  At periodic intervals established by the Board of Trustees of the Trust, but no less frequently than annually, the Compliance Officer of each Service Provider shall provide a written report to the Board of Trustees of the Trust of all issues involving its Service Provider Employees under that Service Provider’s Code of Ethics during such period including, but not limited to, information about material code or procedure violations and sanctions imposed in response to those material violations.  Additionally, each Service Provider will provide the Board of Trustees of the Trust a written certification which certifies to the Board of Trustee of the Trust that the Service Provider has adopted procedures reasonably necessary to prevent its access persons from violating its code of ethics.

VI.                               Records

The Trust shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

•                  A copy of this Code and any other Code of Ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•                  A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•                  A copy of each report made pursuant to this Code by an Access Person, including any information provided in lieu of reports, shall be preserved by the Chief Compliance Officer of the Trust for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

•                  A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•                  A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons, for at least five years after the end of the fiscal year in which the approval is granted;

•                  A copy of each report made pursuant to Section IV.D of this Code shall be preserved by the Chief Compliance Officer of the Trust for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•                  The Chief Compliance Officer of the Trust shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities under Section II.B of this Code for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

VII.                          Miscellaneous

A.            Confidentiality.  All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

B.            Amendment; Interpretation of Provisions.  The Board of Trustees may from time to time amend this Code or adopt such interpretations of this Code as they deem appropriate.

Adopted: December 11, 2018